SOUTHERN UNION COMPANY AND SUBSIDIARIES

               COMPUTATION OF PER SHARE EARNINGS       Exhibit 11



                    Three Months    Six Months     Twelve Months
                       Ended          Ended            Ended
                    December 31,   December 31,     December 31,
                  --------------- --------------- ---------------
                    1995    1994    1995    1994    1995    1994
                  ------- ------- ------- ------- ------- -------
                      (in thousands of dollars, except per
                                share amounts)

Net earnings
  available for
  common stock..  $ 8,746 $ 6,558 $ 3,148 $   390 $18,827 $ 5,279
                  ======= ======= ======= ======= ======= =======

Primary earnings
  per share:
    Average
      shares
      out-
      standing..   12,121  12,028  12,108  12,025  12,094  12,017
                  ======= ======= ======= ======= ======= =======

    Primary
      earnings
      per share.  $   .72 $   .55 $   .26 $   .03 $  1.56 $   .44
                  ======= ======= ======= ======= ======= =======

Fully diluted
  earnings per
  share:
    Average
      shares
      out-
      standing..   12,121  12,028  12,108  12,025  12,094  12,017
    Stock
      options
      issued or
      granted...      427     283     353     285     308     308
                  ------- ------- ------- ------- ------- -------
    Average
      shares
      out-
      standing..   12,548  12,311  12,461  12,310  12,402  12,325
                  ======= ======= ======= ======= ======= =======

    Fully
      diluted
      earnings
      per share.  $   .70 $   .53 $   .25 $   .03 $  1.52 $   .43
                  ======= ======= ======= ======= ======= =======

------------------

Note: All periods have been adjusted for each of the 5% stock dividends distributed on November 27, 1995 and on June 30, 1994 and the three-for-two stock split distributed in the form of a 50% stock dividend on March 9, 1994.


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